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                                   FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:      FS FUNDS Trust

Address of Principal Business Office (No. & Street), City, State, Zip Code):

237 Park Avenue, New York, NY 10017

Telephone Number: (including area code):      800-557-3768

Name and address of agent for service of process:

John J. Pileggi
237 Park Avenue, Suite 910
New York, NY 10017

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.
YES  X     NO
   -------    -------

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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 22nd day of January, 1996.




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
     [SEAL]                                Signature    FS FUNDS Trust
                                                            (Name of Registrant)



                                           BY     John J. Pileggi
                                               (Name of director, trustee or officer
                                                signing on behalf of Registrant)

Attest:
       --------------------------
               (Name)

---------------------------------
              (Title)

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